UNDERWRITING AGREEMENT

UNDERWRITING AGREEMENT, effective November 18, 2006, by and between CALVERT DISTRIBUTORS, INC., a Delaware corporation (the "Distributor"), and cALVERT vARIABLE sERIES, iNC., a Maryland corporation (the "Fund").

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of l940 (the "l940 Act") and has registered the shares of its Ameritas Series of the Fund, as indicated in Schedule A, (the "Series"), and may register shares of additional series in the future, for sale to the public under the Securities Act of 1933 (the "1933 Act");

WHEREAS, the Fund wishes to retain the Distributor as the principal underwriter in connection with the offer and sale of shares of the Series (the "Shares") and to furnish certain other services to the Series as specified in this Agreement;

WHEREAS, this Agreement has been approved by a vote of the Fund's Board of Directors and certain directors who are not interested persons of the Fund, in conformity with the l940 Act and the rules and regulations thereunder; and

WHEREAS, the Distributor is willing to act as principal underwriter and to furnish such services on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the promises and mutual covenants in this Agreement, it is hereby agreed as follows:

l. The Fund hereby appoints the Distributor as principal underwriter in connection with the offer and sale of the Shares. The Distributor will, as agent for the Fund, subject to applicable federal and state law and the Articles of Incorporation and Bylaws of the Fund and in accordance with the representations in the Series' prospectuses, as such documents may be amended from time to time: (a) promote the Series; (b) enter into appropriate dealer agreements with insurance companies and registered broker-dealers for further distribution of the Shares ("Insurance Companies"); (c) solicit orders for the purchase of the Shares subject to such terms and conditions as the Fund may specify; (d) transmit promptly orders and payments for the purchase of Shares and orders for redemption of Shares to the Fund's transfer agent; and (e) provide services agreed upon by the Fund to Portfolio contractholders; provided, however, that the Distributor will sell no shares pursuant to this Agreement until the Distributor is notified that the Fund's Registration Statement under the 1933 Act, authorizing the sale of such shares through the Distributor, has been declared effective. The Distributor will comply with all applicable federal and state laws and offer the Shares on an agency or "best efforts" basis under which the Fund will only issue such Shares as are actually sold.

2. The public offering price of the Shares will be the net asset value per share (as determined by the Series) of the outstanding Shares of the respective Series, plus the applicable sales charge, if any, as set forth in the then-current prospectuses of the Series. The Fund will furnish the Distributor with a statement of each computation of net asset value and of the details entering into such computation.

3. As compensation for the services performed and the expenses assumed by the Distributor under this Agreement, payments to the Distributor may be authorized by the Fund's Board of Directors from time to time in accordance with applicable law.

4. As used in this Agreement, the term "Registration Statement" will mean the registration statement most recently filed by the Fund with the Securities and Exchange Commission and effective under the 1933 Act, as such Registration Statement is amended by any amendments thereto at the time in effect, and the term "Prospectus" will mean the form of prospectuses filed by the Series as part of the Registration Statement.

5. The Distributor will print and distribute to prospective investors Prospectuses, and may print and distribute such other sales literature, reports, forms, and advertisements in connection with the sale of the Shares as comply with the applicable provisions of federal and state law. In connection with such sales and offers of sale, the Distributor will give only such information and make only such statements or representations, and require Insurance Companies with whom it enters into dealer agreements to give only such information and make only such statements or representations, as are contained in the Prospectus or in information furnished in writing to the Distributor by the Fund. The Fund will not be responsible in any way for any other information, statements or representations given or made by the Distributor, Insurance Companies, or the representatives or agents of the Distributor or such Insurance Companies. Except as specifically provided in paragraph 3 of this Agreement, the Fund will bear none of the expenses of the Distributor in connection with its offer and sale of the Shares.

6. The Fund agrees at its own expense to register the Shares with the Securities and Exchange Commission, state and other regulatory bodies, as necessary, and to prepare and file from time to time such Prospectuses, amendments, reports and other documents as may be necessary to maintain the Registration Statement. The Fund will bear all expenses related to preparing and typesetting such Prospectuses and other materials required by law and such other expenses, including printing and mailing expenses, related to the Series' communications with persons who are contractholders of the Series.

7. The Fund agrees to indemnify, defend and hold the Distributor, its several officers and directors, and any person who controls the Distributor within the meaning of Section l5 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Distributor, its officers or directors, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact required to be stated in either thereof or necessary to make the statements in either thereof not misleading, provided that in no event will anything contained in this Agreement be construed so as to protect the Distributor against any liability to the Fund or its contractholders to which the Distributor would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

8. The Distributor agrees to indemnify, defend and hold the Fund, its several officers and directors, and any person who controls the Fund with the meaning of Section l5 of the 1933 Act, free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which the Fund, its officers or directors, or any such controlling person may incur, under the 1933 Act or under common law or otherwise, arising out of or based upon any alleged untrue statement of a material fact contained in information furnished in writing by the Distributor to the Fund for use in the Registration Statement or Prospectus or arising out of or based upon any alleged omission to state a material fact in connection with such information required to be stated in the Registration Statement or Prospectus or necessary to make such information not misleading.

9. The Fund reserves the right to withdraw all offerings of the Shares by written notice to the Distributor at its principal office in the event that the Board of Directors makes a good faith determination that continuation of this Agreement will harm the existing contractholders.

10. The Distributor is an independent contractor and will be agent for the Series only in respect to the offer, sale and redemption of the Shares.

11. The services of the Distributor to the Series under this Agreement are not to be deemed exclusive, and the Distributor will be free to render similar services or other services to others so long as its services hereunder are not impaired thereby.

12. The Distributor acknowledges that it has received notice of and accepts the limitations upon the Fund's liability. The Distributor agrees that the Fund's obligations hereunder in any case will be limited to the Fund and to its assets and that the Distributor will not seek satisfaction of any such obligation from the contractholders of the Fund nor from any Director, officer, employee or agent of the Fund.

13. The Series will not use the name of the Distributor in any prospectus, sales literature or other material relating to the Series in any manner not approved prior thereto by the Distributor; provided, however, that the Distributor will approve all uses of its name which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a State Securities Commission; and, provided further, that in no event will such approval be unreasonably withheld. The Distributor will not use the name of the Fund or Series in any material relating to the Distributor in any manner not approved prior thereto by such party; provided, however, that such party will approve all uses of its name which merely refer in accurate terms to the appointment of the Distributor hereunder or which are required by the SEC or a State Securities Commission; and, provided further, that in no event will such approval be unreasonably withheld.

14. The Distributor will prepare written reports for the Board of Directors of the Fund on a regular basis showing information concerning services provided and expenses incurred which are related to this Agreement and such other information as from time to time will be reasonably requested by the Fund's Board of Directors.

15. As used in this Agreement, the terms "assignment," "interested person," and "majority of the outstanding voting securities" will have the meaning given to them by Section 2(a) of the l940 Act, subject to such exemptions as may be granted by the Securities and Exchange Commission by any rule, regulation or order.

16. Subject to the provisions of paragraphs l7 and l8 below, this Agreement will remain in effect for two years from the date of its execution and from year to year thereafter, provided that the Distributor does not notify the Fund in writing at least sixty (60) days prior to the expiration date in any year that it does not wish continuance of the Agreement for an additional year.

17. This Agreement will automatically terminate in the event of its assignment and may be terminated at any time without the payment of any penalty by the Fund or by the Distributor on sixty (60) days' written notice to the other party. The Fund may effect such termination by a vote of (i) a majority of the Board of Directors of the Fund; (ii) a majority of the directors who are not interested persons of the Fund, who are not parties to this Agreement or interested persons of such parties, and who have no direct or indirect financial interest in the operation of the Distribution Plan, if any, in this Agreement or in any agreement related to the Fund's Distribution Plan (the "Rule l2b-l Directors"); or (iii) a majority of the outstanding voting securities of the Series.

18. This Agreement will be submitted for renewal to the Board of Directors of the Fund annually and will continue in effect only so long as specifically approved annually (i) by a majority vote of the Fund's Board of Directors, and (ii) by the vote of a majority of the Rule l2b-l Directors, if any, of the Fund, cast in person at a meeting called for the purpose of voting on such approval.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized and their respective corporate seals to be hereunto affixed, as of the day and year first above written.

CALVERT DISTRIBUTORS, INC.

By:____________________________

Title: :____________________________

Calvert VARIABLE SERIES, INC.

By:____________________________

Title: :____________________________